                                                                 Exhibit (e)(15)

AMERICAN GENERAL                                           HIPAA Authorization -
Life Companies                               NEW BUSINESS AND INFORCE OPERATIONS

HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT ("HIPAA")
AUTHORIZATION TO OBTAIN AND DISCLOSE INFORMATION
                                                                  /     /
____________________________________________________________  _______________
NAME OF PATIENT/PROPOSED INSURED (PLEASE PRINT)                DATE OF BIRTH

I hereby authorize all of the people and organizations listed below to give American General Life Insurance Company, The United States Life Insurance Company in the City of New York, and any affiliated services company, (collectively the "Companies"), and their authorized representatives, including agents and insurance support organizations, (collectively, the "Recipient"), the following information:

   . any and all information relating to my health (except psychotherapy notes) and my insurance policies and claims, including, but not limited to, information relating to any medical consultations, treatments, or surgeries; hospital confinements for physical and mental conditions; use of drugs or alcohol; drug prescriptions; and communicable diseases including HIV or AIDS; and
   . information about me, including my name, address, telephone number, gender and date of birth.

I hereby authorize each of the following entities to provide the information outlined above:

   .  any physician or medical practitioner;
   . any hospital, clinic, other health care facility, pharmacy, or pharmacy benefit manager;
   . any insurance or reinsurance company (including, but not limited to, the Recipient or any other American General Life Companies company which may have provided me with life, accident, health, and/or disability insurance coverage, or to which I may have applied for insurance coverage, but coverage was not issued);
   .  any consumer reporting agency or insurance support organization;
   . my employer, group policy holder, or benefit plan administrator; and . the Medical Information Bureau (MIB).

I understand that the information obtained will be used by the Recipient to:

   .  determine my eligibility for insurance;
   .  underwrite my application for insurance;
   .  determine my eligibility for benefits under any temporary insurance;
   . if a policy is issued, determine my eligibility for benefits and contestability of the policy; and
   . detect health care fraud or abuse or for compliance activities, which may include disclosure to MIB and participation in MIB's fraud prevention or fraud detection programs.

I hereby acknowledge that the insurance companies listed above are subject to federal privacy regulations. I understand that information released to the Recipient will be used and disclosed as described in the American General Life Companies Notice of Health Information Privacy Practices, but that upon disclosure to any person or organization that is not a health plan or health care provider, the information may no longer be protected by federal privacy regulations.

I may revoke this authorization at any time, except to the extent that action has been taken in reliance on this authorization or other law allows the Recipient to contest a claim under the policy or to contest the policy itself, by sending a written request to: American General Life Companies Service Center,
P. O. Box 4373, Houston, TX 77210-4373. I understand that my revocation of this authorization will not affect uses and disclosures of my health information by the Recipient for purposes of underwriting, claims administration and other matters associated with my application for insurance coverage and the administration of any policy issued as a result of that application.

I understand that the signing of this authorization is voluntary; however, if I do not sign the authorization, the Companies may not be able to obtain the medical information necessary to consider my application.

This authorization will be valid for 24 months. A copy of this authorization will be as valid as the original. I understand that I am entitled to receive a copy of this authorization.

____________________________________________________________   _________________
Signature of Proposed Insured or                               Date
Proposed Insured's Personal Representative

____________________________________________________________
Description of Authority of Personal Representative
(if applicable)

                                                              AGLC100633 Rev0113